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                                                                    EXHIBIT 2.2


                          FORM OF SEPARATION AGREEMENT

        This SEPARATION AGREEMENT (this "Agreement"), is made and entered into effective as of ____________, 1999 (the "Effective Date") by and among HNC Software Inc., a Delaware corporation ("HNC"), Retek Inc., a Delaware corporation ("Retek") and Retek Information Systems, Inc., a Delaware corporation ("RIS").

                                    RECITALS

        A. As of the Effective Date, Retek is a wholly-owned subsidiary of HNC, and RIS is a wholly-owned subsidiary of HNC.

        B. HNC's Board of Directors has determined that it is in the best interests of HNC and its stockholders to separate the businesses of Retek and RIS from HNC's other operations. In furtherance of that objective, HNC has also determined that it is appropriate and desirable for HNC to contribute and transfer to Retek all of the capital stock of RIS which HNC owns (so that RIS will become a wholly-owned subsidiary of Retek) together with certain other assets as provided herein and to cause Retek to assume certain liabilities, in accordance with this Agreement and the Ancillary Agreements (as defined herein) (such contribution and transfer of assets by HNC and such assumption of liabilities by Retek and RIS in accordance with this Agreement are collectively hereinafter referred to as the "Separation").

        C. The Board of Directors of HNC and Retek have determined that it is appropriate and desirable, on the terms and conditions contemplated by this Agreement, that Retek issue and sell shares of its Common Stock (as defined herein) in an initial public offering registered under the Securities Act (the "Initial Public Offering"), provided that (i) immediately prior to the first closing of the sale of shares of Retek's Common Stock in such Initial Public Offering, HNC owns forty million (40,000,000) shares of the outstanding common stock of Retek, all of which shares have been duly and validly issued, are outstanding and are fully paid and non-assessable. and (ii) the total number of shares of Retek's capital stock issued and sold in the Initial Public Offering does not exceed Five Million Seven Hundred Fifty Thousand (5,750,000) shares of Retek's Common Stock following the final closing of the Initial Public Offering.

        D. HNC's current intention is that, after the closing of the Initial Public Offering, HNC may in its sole discretion elect to distribute pro rata to HNC's stockholders, as a dividend, the remaining shares of Common Stock of Retek which it holds after the closing of the Initial Public Offering (the "Distribution").

        E. It is appropriate and desirable to set forth in this Agreement the agreements of the parties regarding the Separation and the transactions required to effect the Separation and the Initial Public Offering, and the relationship of HNC, Retek and RIS following the Separation.

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        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

    1.1 CERTAIN DEFINITIONS. As used herein, the following terms have the following meanings:

        "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental, regulatory or administrative agency or commission, any other tribunal or other Governmental Authority, or any arbitrator or arbitration panel.

        "Affiliate" of any specified Person means any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms, "controls" "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "After Tax Basis" means a basis such that the Original Payment shall be supplemented by a further payment to such Person so that the sum of the two payments shall equal the Original Payment, after taking into account all Taxes that would result from the receipt or accrual of such payments, if legally required, with all payments hereunder being calculated on the assumption that the payee is subject to Tax at the highest marginal rates of Tax applicable to such class of taxpayer.

        "Ancillary Agreements" means, collectively, the Corporate Rights Agreement, the License Agreement, the Services Agreement, the Stock Contribution Agreement and the Tax Sharing Agreement.

        "Closing" has the meaning assigned to such term in Section 2.4.

        "Closing Date" has the meaning assigned to such term in Section 2.4.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Common Stock" means the common stock, par value $0.01 per share, of Retek.

        "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

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        "Covered Claims" means any claim that is of a type covered by insurance or self insurance of HNC in effect on the Closing Date and is listed and described as a "Covered Claim" on Schedule 3(k).

        "Corporate Rights Agreement" means the Corporate Rights Agreement to be entered into by and among HNC, Retek and RIS at the Closing in substantially the form of Exhibit 1.

        "Distribution" has the meaning assigned to such term in Recital D of this Agreement.

        "Effective Initial Public Offering Date" means the date on which the Registration Statement is declared effective by the Commission.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" has the meaning assigned to such term in Section
2.1(b).

        "Excluded Liabilities" has the meaning assigned to such term in Section 2.2(b).

        "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        "HNC Group" means HNC and each Person (other than Retek and RIS or any subsidiary of Retek or RIS) that is an Affiliate of HNC immediately after the Closing Date.

        "Liabilities" means any and all losses, claims, charges, debts, demands, Actions, causes of action, suits, damages, obligations, payments, costs and expenses, accounts, bonds, indemnities and similar obligations, covenants, contracts, agreements, promises, guarantees and other liabilities, including all contractual obligations, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, in each case, whether or not recorded or reflected or required to be recorded or reflected in the books and records or financial statements of any Person, including, without limitation, those arising under (i) any law, rule or regulation, (ii) any Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, arbitration awards, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses whatsoever (including without limitation allocated costs of in-house counsel and other personnel), reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), (iii) any order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind and (iv) any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement.

        "License Agreement" means the Technology License Agreement to be entered into between HNC and RIS at the Closing in substantially the form of Exhibit 2.

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        "Lien" means any mortgage, security interest, pledge, encumbrance or charge upon property of a Person to secure or obtain payment of a debt or performance of an obligation, whether arising by contract, consent or by operation of law.

        "Original Payment" means the payment received or deemed to have been received by a Person before any adjustments made to take into account that such payment is Taxable to the payee.

        "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

        "Policy" has the meaning assigned to such term in Section 3.1(k).

        "Prospectus" means each preliminary, final or supplemental prospectus forming a part of the Registration Statement.

        "Registration Statement" means the registration statement on Form S-1 (or other appropriate form promulgated by the Commission) filed by Retek with the Commission to effect the registration for issuance by Retek in the Initial Public Offering of shares of its Common Stock pursuant to the Securities Act, as such registration statement may be amended or supplemented from time to time.

        "Retek Assets" has the meaning assigned to such term in Section 2.1(a).

        "Retek Business" means the business and operations of Retek and RIS, which consist of developing, marketing, selling and supporting enterprise software products that provide business solutions to retailers and their suppliers.

        "Retek Bylaws" means the amended and restated bylaws of Retek which will be in effect immediately prior to the closing of the Initial Public Offering in the form thereof filed as an exhibit to the Registration Statement.

        "Retek Certificate" means the amended and restated certificate of incorporation of Retek which will be in effect immediately prior to the closing of the Initial Public Offering in the form thereof filed as an exhibit to the Registration Statement.

        "Retek Contracts" means the following contracts and agreements, to which HNC or any of its Affiliates is a party or by which HNC or any of its Affiliates or and of their respective assets is bound, except for any such contract or agreement that is contemplated to be retained by HNC or any of its Affiliates (other than Retek or RIS) pursuant to any provision of this Agreement or any Ancillary Agreement:

               (a) the contracts or agreements listed or described on Schedule 1.1(a) (as such Schedule may be supplemented by mutual written agreement signed by HNC and Retek after the Effective Date and prior to the Closing Date);

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               (b) any contracts or agreements entered into by HNC in the name of, or expressly on behalf of, Retek or RIS; and

               (c) any guarantee, indemnity, representation, warranty or other Liability of Retek or HNC in respect of any other Retek Contract, any Retek Liability or the Retek Business.

        "Retek Group" means Retek, RIS and any subsidiary of either Retek or RIS immediately after the Closing Date.

        "Retek Intercompany Payables" means all accounts payable and other intercompany amounts payable by Retek, RIS or any other member of the Retek Group to HNC or to any other member of the HNC Group as set forth in Schedule
2.6 or reflected in the books and records of the parties or otherwise documented in writing in accordance with the parties' past practices.

        "Retek Intercompany Receivables" means all accounts receivable and other intercompany amounts payable by HNC or by any other member of the HNC Group to Retek, RIS or any other member of the Retek Group as set forth in Schedule 2.6 or reflected in the books and records of the parties or otherwise documented in writing in accordance with the parties' past practices.

        "Retek Liabilities" has the meaning assigned to such term in Section
2.2.

        "RIS Bylaws" means the bylaws of RIS, as amended.

        "RIS Certificate" means the restated certificate of incorporation of RIS.

        "RIS Common Stock" means the shares of common stock of RIS, par value $0.001 per share.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Separation" has the meaning assigned to such term in Recital B of this Agreement.

        "Separation Date" means the date determined by the Board of Directors of HNC as the date on which the Separation shall be effected, which is contemplated to occur on the date of the closing of the Initial Public Offering.

        "Services Agreement" means the Services Agreement to be entered into between HNC, Retek and RIS at the Closing in substantially the form of Exhibit 3.

        "Stock Contribution Agreement" means the Stock Contribution Agreement to be entered into by HNC, Retek and RIS at the Closing in substantially the form of Exhibit 4.

        "Tax," "Taxes" or "Taxable" has the meaning given to such term in the Tax Sharing Agreement.

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        "Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into among HNC and Retek at the Closing providing for certain tax related matters, in substantially the form of Exhibit 5.

        "Underwriting Agreement" means the agreement executed between Retek and the managing Underwriter with regard to the Initial Public Offering.

        "Underwriter" means a Person who agrees to act as an underwriter in connection with the Initial Public Offering.

        Unless otherwise specified, any reference herein to any "subsidiary" or "subsidiaries" of HNC shall not include either Retek or RIS.

                                   ARTICLE II

                             TRANSFER OF ASSETS AND
                            ASSUMPTION OF LIABILITIES

    2.1 TRANSFER OF ASSETS.

        (a) Assignment of Retek Assets. Effective upon the Closing, HNC will assign, transfer, convey and deliver to Retek as of the Closing Date, and HNC agrees to cause each of its subsidiaries (other than Retek and RIS) to assign, transfer, convey and deliver to Retek as of the Closing Date, and Retek will accept from HNC and such subsidiaries as of the Closing Date, all of HNC's and such subsidiaries' respective right, title and interest in, to or under the following assets and properties described in the following subparagraphs of this
Section 2.1(a) (collectively, the "Retek Assets"):

               (i) all shares of RIS Common Stock owned directly or beneficially by HNC as of the Closing Date;

               (ii)  all of the Retek Contracts;

               (iii) tangible copies of any sales, marketing and promotional literature, and other sales-related materials owned, used, associated with or employed by HNC relating primarily to the Retek Business.

        Notwithstanding the foregoing, Retek Assets shall not in any event include any of the Excluded Assets referred to in Section 2.1(b) below.

        (b) Excluded Assets. For the purposes of this Agreement, "Excluded Assets" shall mean all assets, properties and rights owned or held by HNC or any member of the HNC Group that are not expressly described in any of the subparagraphs of Section 2.1(a).


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    2.2  ASSUMPTION OF RETEK LIABILITIES.

     (a) Assumption. Effective upon the Closing, except as may be otherwise expressly set forth in one or more of the Ancillary Agreements, from and after the Closing Date, Retek and RIS hereby jointly and severally assume and agree to faithfully and timely pay, perform, fulfill and satisfy all Retek Liabilities, in accordance with their respective terms. As used herein, the term "Retek Liabilities" means, collectively, all Liabilities (other than Taxes based on, or measured by reference to, net income), including any employee-related Liabilities, primarily relating to, arising out of or resulting from: (i) the conduct or operation of the Retek Business at any time prior to, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Retek or RIS (whether or not such act or failure to act is or was within such Person's authority)); (ii) the conduct or operation of any business conducted by Retek or RIS at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative or Retek or RIS (whether or not such act or failure to act is or was within such Person's authority)); and/or (iii) any Retek Assets. Notwithstanding the foregoing, Retek Liabilities shall not in any event include any of the Excluded Liabilities (as defined in Section 2.2(b) below).

        (b) Excluded Liabilities. For the purposes of this Agreement, the term "Excluded Liabilities" shall mean (i) any and all Liabilities that are expressly contemplated by this Agreement or by any Ancillary Agreement to be Liabilities that will be retained by or assumed by HNC or any member of the HNC Group after the Closing and (ii) all agreements and obligations of any member of the HNC Group under this Agreement or under any of the Ancillary Agreements.

        (c) Third-Party Releases. Except as provided in any Ancillary Agreement or with regard to any obligations of HNC under this Agreement and such Ancillary Agreements, from and after the execution of this Agreement, HNC, Retek and RIS will cooperate in good faith and Retek and RIS will take such reasonable steps (at the expense of HNC) as HNC may request so that HNC may obtain from third parties (other than Retek or RIS) the release, discharge and exoneration of HNC's obligations or Liabilities to any such third party (whether or not such party's Consent is required to effect the transfer of any Retek Asset or the assumption of any Retek Liability as contemplated herein) and the discharge of any Lien on the property of HNC or any of its subsidiaries, arising from or related to any of the Retek Assets or Retek Liabilities or the Retek Business, to the end that Retek and/or RIS will become the sole obligors, debtors or responsible parties on such Liabilities (the "HNC Releases").

        (d) Retek Liabilities. Retek shall be responsible for all Retek Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Date, regardless of where or against whom such Liabilities are asserted or determined (including any Retek Liabilities arising out of claims made by HNC's, Retek's or RIS's respective directors, officers, employees, agents or Affiliates) or whether asserted or determined prior to the Effective Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by HNC, Retek or RIS or any of their respective directors, officers, employees,


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agents or Affiliates. As between the Retek Group and the HNC Group, no member of the HNC Group shall have any responsibility for any Retek Liability.

    2.3 TRANSFERS NOT EFFECTED ON OR PRIOR TO THE CLOSING DATE. To the extent any transfers of assets contemplated by Section 2.1 shall not have been fully effected on or prior to the Closing Date, HNC and Retek shall cooperate to effect such transfers as promptly as possible following the Closing Date. Nothing herein shall be deemed to require the transfer of any assets or the assignment or assumption of any Liabilities that by their terms or by operation of law cannot be so transferred, assigned or assumed; provided, however, that any such asset shall be deemed a Retek Asset for purposes of determining whether any Liability is a Retek Liability; and provided, further, that HNC and Retek and their respective Affiliates shall cooperate in seeking to obtain any necessary Consents for the transfer of all assets and the assignment or assumption of all Liabilities as contemplated by this Article II. In the event that any transfer of assets or assignment or assumption of Liabilities contemplated by this Article II has not been consummated effective as of the Closing Date, (i) the parties retaining such assets shall thereafter hold such assets in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto); and (ii) the party retaining such Liabilities shall thereafter hold such Liabilities for the account of the party assuming such Liability or to whom such Liability is to be assigned pursuant hereto, and in each such case shall take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred, or such Liability been assigned or assumed as contemplated hereby. As and when any such asset or Liability become transferable, assignable or assumable, as the case may be, such transfer, assignment or assumption, as the case may be, shall be effected forthwith. HNC and Retek agree that, as of the Closing Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all of the rights, powers and privileges incidental thereto, that such party is entitled to acquire pursuant to the terms of this Agreement.

    2.4 CLOSING MATTERS. The closing of the Separation under this Agreement will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a.m. Pacific Time, concurrent with the consummation and closing of the Initial Public Offering or at such other time and place as HNC, Retek and RIS shall mutually agree upon in a writing signed by each of them. The "Closing" and the date on which the Closing occurs is referred to herein as the "Closing Date"), provided, however, that HNC's obligation to consummate the Separation and to effect the Closing shall be subject to the satisfaction and fulfillment of the conditions to HNC's obligations set forth in Section 3.3. At the Closing, to the extent that they have not already done so, the parties will take each of the following actions:

        (a) HNC shall execute and deliver to Retek (or to RIS, in the case of deliverables relevant to RIS) such bills of sale, stock powers, assignments of contracts and other instruments or transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of HNC's or its subsidiaries' (other than Retek or RIS) right, title and interest in and to Retek Assets to Retek or RIS, as the case may be;

        (b) HNC shall execute and deliver each of the Ancillary Agreements to Retek and RIS, as applicable;


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        (c) Retek shall execute and deliver to HNC (and, with regard to any liabilities assumed for RIS, to RIS) such bills of sale, assumptions of contracts and other instruments or assumption as may be necessary to evidence the valid and effective assumption of Retek Liabilities by Retek and RIS;

        (d) Retek shall execute and deliver each of the Ancillary Agreements to HNC and RIS, as applicable;

        (e) RIS shall execute and deliver to HNC and RIS such bills of sale, assumptions of contracts and other instruments or assumption as may be necessary to evidence the valid and effective assumption of any Retek Liabilities by RIS;

        (f) RIS shall execute and deliver each of the Ancillary Agreements to HNC and Retek, as applicable; and

        (g) Either (i) Retek and RIS on the one hand, or (ii) HNC on the other hand, as applicable under the provisions of Section 2.6, shall pay to the other the amount payable by it under the provisions of Section 2.6 to settle all then outstanding intercompany accounts in accordance with Section 2.6.

    2.5  NO REPRESENTATIONS OR WARRANTIES; CONSENTS.

        (a) Asset Status. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, in any Ancillary Agreement or in any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, making any representation or warranty whatsoever to any other party as to the value, quality or condition of any assets of such party, and all such representations and warranties are hereby disclaimed and negated. The parties also agree and understand that there are no warranties whatsoever, whether express or implied, given by any party to this Agreement, as to the condition, quality, merchantability or fitness for a particular purpose of any of the assets, businesses or other rights transferred or retained by the parties, as the case may be, and all such assets, businesses and other rights shall be "as is, where is" and "with all faults" (provided that the absence of warranties given by the parties shall not negate the assumption of Liabilities under this Agreement and shall have no effect on any manufacturers, sellers, or other third party warranties that are intended to be transferred with such assets).

        (b) Consents. Each party hereto understands and agrees that no party hereto is, in this Agreement, in any Ancillary Agreement or in any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, representing or warranting in any way that the obtaining of any Consents, the execution and delivery of any amendatory agreements and the taking of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets. Notwithstanding the foregoing, the parties shall use their reasonable good faith efforts to obtain all Consents (including without limitation such Consents as may be required by any Governmental Authorities), and to take all such further actions as shall be deemed


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reasonably necessary to preserve for each of HNC, Retek and RIS, to the greatest extent reasonably feasible (where the determination of feasibility shall take into account the expense and time associated with preserving such benefits as compared to the value of such benefits) to carry out the purposes and intent of this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action, provided that any financial cost shall be borne by the party receiving the benefit of the action.

    2.6  SETTLEMENT AND OFFSET OF INTERCOMPANY ACCOUNTS.

        (a) Current Intercompany Accounts. The parties agree that, as of the Effective Date: (i) the Retek Intercompany Payables consist entirely of those payables designated as Retek Intercompany Payables in Part A of Schedule 2.6 in the respective amounts set forth therein, and (ii) the Retek Intercompany Receivables consist entirely of those accounts receivable designated as Retek Intercompany Receivables in Part B of Schedule 2.6 in the respective amounts set forth therein.

        (b) Closing Update Certificates. At the Closing, Retek (on behalf of itself and the Retek Group) and HNC (on behalf of itself and the HNC Group) shall each deliver to the other a certificate (the "Intercompany Accounts Certificate"), executed by its respective Chief Financial Officer, which shall set forth in reasonable detail (and be accompanied by appropriate supporting documentation): (i) a list of all Retek Intercompany Payables and Retek Intercompany Receivables arising or accrued on and after the Effective Date and
(ii) a list of all payments of Retek Intercompany Receivables made after the Effective Date and prior to the Closing Date.

        (c) Closing Offset and Settlement Payment. At the Closing, Retek (on behalf of itself, RIS and the Retek Group) and HNC (on behalf of itself and the HNC Group), shall set-off, settle and pay all then outstanding Retek Intercompany Payables and Retek Intercompany Receivables, as follows. The parties shall examine Schedule 2.6, the HNC Intercompany Accounts Certificate and the Retek Intercompany Accounts Certificate, and shall determine from such documents: (i) the amount of Retek Intercompany Payables as of the Closing Date;
(ii) the amount of Retek Intercompany Receivables as of the Closing Date; (iii) the amount, if any, by which the Retek Intercompany Payables as of the Closing Date exceeds the Retek Intercompany Receivables as of the Closing Date (such excess amount if any, being referred to as the "Net Retek Closing Payable"); and
(iv) the amount, if any, by which the total Retek Intercompany Receivables as of the Closing Date exceed the Retek Intercompany Payables as of the Closing Date (such excess amount, if any, being referred to as the "Net Retek Closing Receivable"). If there is a Net Retek Closing Payable, then at the Closing Retek shall pay to HNC an amount equal to the Net Retek Closing Payable. If there is a Net Retek Closing Receivable, then at the Closing HNC shall pay to Retek an amount equal to the Net Retek Closing Receivable. If there is no Net Retek Closing Payable and no Net Retek Closing Receivable, then no payment shall be made by HNC or Retek under this Section at the Closing. Any dispute between HNC and Retek regarding the amount of Retek Intercompany Payables and/or Retek Intercompany Receivables shall be resolved in accordance with Article VII.

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                                   ARTICLE III

                 THE SEPARATION AND THE INITIAL PUBLIC OFFERING

    3.1 COOPERATION PRIOR TO THE SEPARATION. In addition to the matters set forth in Section 3.2 concerning preparations for the Initial Public Offering and in Article V (concerning preparations, if undertaken, for the Distribution), and subject to the conditions set forth in Section 3.3, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, HNC, Retek and RIS shall cooperate with each other and use their diligent good faith efforts to prepare for the Separation, including doing each of the following:

        (a) Conduct Affairs in Ordinary Course. Except as set forth in this Agreement and the Ancillary Agreements, Retek and RIS shall each continue to conduct its affairs in the ordinary course of its business consistent with past practices and shall operate its business for the sole benefit of HNC, its sole stockholder; provided that notwithstanding the foregoing: (i) Retek shall be entitled to exercise its option to purchase certain assets and/or stock of Webtrak Limited pursuant to the terms and conditions of that certain Option Agreement dated as of January 11, 1999 between Webtrak Limited and HNC, which HNC has assigned to Retek, as such agreement was in effect on the date it was assigned to Retek by HNC, pursuant to an Assignment of Option Agreement between HNC and Retek dated as of September 9, 1999; and (ii) Retek may enter into, and perform its obligations under, a loan or credit agreement with a bank or similar financial institution for the borrowing of up to a maximum of Ten Million Dollars ($10,000,000) in cash, provided that (i) such borrowing is on an unsecured basis with no security interest or other lien imposed on any assets or properties of Retek or any other member of the Retek Group or of HNC or any other member of the HNC Group; and (ii) neither HNC nor any other member of the HNC Group is required to provide any guarantee, indemnification or similar assurance with regard to any borrowing or other obligation of Retek or any member of the Retek Group with respect to such loan or credit agreement.

        (b) Equity Incentive Plans. Retek shall establish and maintain for the benefit of its directors, officers, employees, consultants and advisors and those of its subsidiaries, equity incentive, stock option and similar plans or arrangements satisfactory and acceptable to HNC;

        (c) Board of Directors. Each of Retek, RIS and HNC shall nominate (and if necessary and permitted to be done by them, elect and appoint) such persons to the Retek and the RIS Board of Directors, as applicable, and such officers of Retek and RIS, as applicable, as HNC may request in order to effect the composition of the Board of Directors and officers of each of Retek and RIS which must be in effect upon the Closing as provided in Section 3.3, consistent with the provisions of the Corporate Rights Agreement, and to establish such committees of their respective Boards as HNC may request in preparation for the Initial Public Offering, consistent with the provisions of the Corporate Rights Agreement;

        (d) Charter Documents Amendments. HNC shall cause Retek and RIS to adopt by all necessary board and stockholder actions any amendments to their Certificates of Incorporation and Bylaws to effect changes necessary thereto so that, upon the Closing, their Certificates of

        Incorporation and Bylaws conform, in each case, to those required to be in effect upon the Closing as provided in Section 3.3;

        (e) Remedial Actions. In addition to the actions set forth in the preceding subparagraph (e), Retek and RIS shall consult with HNC in advance of any remedial action therefor (unless delay in such consultation would create a serious, present threat to the lives of HNC, Retek or RIS personnel or third-parties present on their premises, or HNC's, Retek's or RIS's property) when any event occurs which, in the judgment of Retek's or RIS's management requires suspension or termination of any key Retek or RIS employee;

        (f) Consents. Retek and RIS shall assist HNC in identifying each Retek Asset or Retek Liability to be assigned at the Closing which requires an HNC Release or Consent to assignment and co-operate with HNC to obtain such HNC Releases and such Consents;

        (g) Investigations. Retek and RIS shall notify HNC immediately (and in no event more than 24 hours after the discovery thereof) of the receipt of any correspondence or communications from any Governmental Authority revealing the investigation of their affairs or any aspect thereof or correspondence or communications from any Person revealing the commencement of any litigation against either of them, and comply with HNC's reasonable requests in responding to any such event;

        (h) Material Adverse Effect. Retek and RIS shall inform HNC as promptly as reasonably possible upon the occurrence of any other event the occurrence of which may have a material adverse affect on the Retek Business, on the Separation, the Initial Public Offering or the Distribution;

        (i) Returns and Reports. Retek and RIS shall co-operate with HNC, in a manner consistent with past practices, so that all tax returns filed jointly by HNC with either or both of them shall be timely prepared and filed, any reports (including HNC periodic reports under the Exchange Act) shall be timely prepared and filed, and any other accounting or administrative matters between HNC and Retek or HNC and RIS shall be handled in a reasonably prompt and prudent manner;

        (j) Stock Options. Retek hereby agrees with HNC that: (a) prior to the closing of the Initial Public Offering, Retek shall not grant any options to purchase shares of Retek common stock to any person who holds options to purchase shares of HNC common stock, unless such person first executes and delivers to Retek and HNC a Notice of Election to Exchange Options attached to the Retek Employee Stock Option Exchange Program documentation, dated October 18, 1999, the form of which has been agreed upon by HNC and Retek; and (b) until the closing of the Initial Public Offering the aggregate number of shares of Retek common stock reserved and/or previously issued under all Retek stock option plans or stock option agreements at any one time shall not exceed an aggregate total of 10,100,000 shares of Retek common stock, as presently constituted.

        (k) Insurance Matters. HNC, Retek and RIS shall use reasonable efforts to maintain in full force and effect at all times up to and including the Closing Date all property and casualty insurance programs currently maintained by HNC, Retek or RIS as of the Effective Date, including, without limitation, primary and excess general liability, automobile, workers' compensation, property and crime insurance policies (collectively, the "Policies" and individually, a "Policy"). HNC and its subsidiaries shall retain, with respect to any Covered Claims set forth on Schedule 3.1(k) relating to periods prior to the Closing Date, all of their respective rights, benefits and privileges, if any, under such Policies.

                      (i) Except to the extent otherwise expressly provided in
               the Services Agreement, commencing on and as of the Closing Date, Retek (for itself and for RIS) shall be responsible for establishing and for maintaining its own separate insurance programs (including, without limitation, primary and excess general liability, automobile, workers' compensation, property, director and officer liability, errors and omissions, fire, crime, surety and other similar insurance policies) for activities, losses and claims relating to any period on or after the Closing Date involving Retek, RIS or any other member of the Retek Group. Notwithstanding any other agreement or understanding to the contrary, except as expressly otherwise provided in the Services Agreement or in Section 3.1(k)(ii) with respect to claims administration and financial administration of the Policies, neither HNC nor any of its subsidiaries shall have any responsibility for or obligation to Retek or its subsidiaries relating to liability and casualty insurance matters for any period, whether prior to, at or after the Closing Date;

                      (ii) HNC shall be responsible for the claims
               administration and financial administration of all Policies for Covered Claims relating to the assets, ownership or operation of the Retek Business prior to the Closing Date. Retek shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by Retek and RIS for claims relating to any period on or after the Closing Date involving Retek or RIS or any other member of the Retek Group.

                      (iii) Retek shall promptly notify HNC of any claim
               (including any Covered Claim) relating to Retek or RIS under one or more of the Policies relating to a period prior to the Closing Date, and Retek and RIS agree to cooperate and coordinate with HNC concerning any strategy HNC may reasonably elect to pursue to secure coverage and payment for such claim by the appropriate insurance carrier. Notwithstanding anything contained herein, in any other agreement or applicable Policy or any understanding to the contrary, except to the extent otherwise expressly provided in the Services Agreement, Retek assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any applicable Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of Retek or RIS during the period after the Closing Date. To the extent that the terms of any applicable Policy provide that HNC or a subsidiary thereof, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges for which Retek has assumed responsibility in the preceding sentence, HNC or such subsidiary shall be entitled to demand that Retek or RIS make such payment directly to the person or entity entitled thereto. In connection with any such demand, HNC shall submit to Retek or RIS a copy of any invoice received by HNC or a subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. If Retek or its subsidiary fails to pay any such Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by HNC or a subsidiary of HNC, HNC or a subsidiary of HNC may (but shall not be required to) pay such Insurance Charges for and on behalf of Retek or its subsidiary and, thereafter, Retek or its subsidiary shall forthwith reimburse HNC or such subsidiary of HNC for such payment; and

        (l) HNC, Retek and RIS shall take any and all other steps reasonably necessary to prepare for the Separation and to cause the satisfaction of the closing conditions thereto.

    3.2  PREPARATIONS FOR THE INITIAL PUBLIC OFFERING.

        (a) Efforts; Abandonment. Subject to the conditions specified in Section 3.3, HNC, Retek and RIS shall use their good faith efforts to consummate the Initial Public Offering; provided, however, that notwithstanding the foregoing, HNC, in its sole and absolute discretion, may cause Retek to abandon the Separation and the Initial Public Offering as provided in Section 8.1, in which event the Separation shall not occur and Retek shall not consummate or close the Initial Public Offering, and shall discontinue all efforts to consummate the Initial Public Offering and shall withdraw the Registration Statement as soon as practicable thereafter.

        (b) Expenses. HNC and Retek shall pay the costs and expenses as described in Section 8.2 as set forth therein.

        (c) D&O Insurance. Retek shall diligently attempt to secure directors' and officers' insurance on customary terms reasonably acceptable to HNC, insuring the directors and officers of Retek.

        (d) Proceeds of the Initial Public Offering. The Initial Public Offering will include only a primary offering of Common Stock by Retek. Retek will retain the net proceeds of the primary offering.

    3.3 HNC BOARD ACTION; CONDITIONS PRECEDENT TO HNC'S OBLIGATION TO EFFECT THE SEPARATION. HNC's Board of Directors shall, in its discretion, establish any appropriate procedures, in addition to those set forth in this Section 3, in connection with the Separation. In no event shall HNC be obligated to effect the Separation and in no event shall the Separation occur until concurrently with the initial closing of Retek's issuance and sale of shares of its Common Stock in the Initial Public Offering and in no event shall the Separation occur unless and until each of the following conditions, together with those established by HNC's Board of Directors, shall have been satisfied, unless waived in writing by HNC in its sole discretion:

        (a) All necessary regulatory approvals from Governmental Authorities for the Separation, the Initial Public Offering and the performance of this Agreement shall have been received;

        (b) The Registration Statement shall have been filed with the Commission, and Retek shall have been notified by the staff of the Commission that it has no further comments on the Registration Statement and is prepared to declare the Registration Statement effective upon Retek's request and no stop-order or other action by the Commission prohibiting or enjoining the sale of Retek Common Stock shall be outstanding and in effect;

        (c) All required actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) with respect to the Initial Public Offering shall have been taken and no impediment other than the effectiveness of the Registration Statement shall exist to the qualification under such securities laws of the shares of Common Stock to be issued in the Initial Public Offering;

        (d) Retek's Board of Directors and executive officers, as named in the Registration Statement and agreed on between Retek and HNC, shall have been elected by HNC, as sole stockholder of Retek, and the Retek Certificate and the Retek Bylaws, in the form set forth as exhibits to the Registration Statement, shall be in effect;

        (e) Retek shall have entered into indemnity agreements with, and for the benefit of, each of its directors identified in subparagraph (d) of this Section 3.3, in a form reasonably satisfactory to HNC and shall have obtained directors' and officers' insurance covering such directors under a policy reasonably satisfactory in substance and amount to HNC;

        (f) RIS's Board of Directors, as agreed on between Retek and HNC, shall have been elected by Retek as sole stockholder of RIS and RIS' officers, as agreed between Retek and HNC shall have been elected;

        (g) The RIS Certificate and the RIS Bylaws, in the form satisfactory to HNC and Retek, shall be in effect;

        (h) Retek shall have entered into an Underwriting Agreement with the managing Underwriters for the Initial Public Offering which shall be reasonably satisfactory to HNC;

        (i) An application for quotation of the Common Stock on the National Market System of the Nasdaq Stock Market shall have been filed in connection with the Initial Public Offering, and Retek shall have been notified that, subject to the effectiveness of the Registration Statement and official notice of issuance, the Common Stock has been accepted for quotation thereon;

        (j) HNC's Board of Directors, Retek's Board of Directors and RIS's Board of Directors shall have formally approved this Agreement, the Separation, the Initial Public Offering, the Ancillary Agreements and the related transactions contemplated thereby and shall not have abandoned, deferred or modified the Separation or the Initial Public Offering at any time prior to the Closing Date;

        (k) No restraining order or injunction or other order, decree or ruling issued by a court or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of the Separation or the Initial Public Offering or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, except for the rules and regulations of such Governmental Authorities, the Nasdaq Stock Market, the National Association of Securities Dealers and state securities regulations which require that the Registration Statement be declared effective before the consummation of the Initial Public Offering will be lawful;

        (l) The HNC Releases shall have been obtained and HNC shall have been released from any liabilities, guarantees or other obligations with respect to any indebtedness or other obligations of Retek or its subsidiaries; provided, that the satisfaction of such conditions shall not create any obligation on the part of HNC to effect the Separation or in any way limit HNC's power of termination set forth in Section 8.1 or alter the consequences of any such termination from those specified in such Section;

        (m) HNC shall be satisfied in its sole discretion that: (i) it will own at least eighty-seven and four-tenths percent (87.4%) of the outstanding shares of the capital stock of Retek immediately following the final closing of the Initial Public Offering (assuming the exercise in full of any over-allotment option held by the Underwriters in connection with the Initial Public Offering), and at least forty million (40,000,000) shares of Retek's Common Stock; (ii) all of the outstanding shares of Retek's Common Stock owned by HNC shall be duly and validly issued, fully paid and non-assessable; (iii) the number of shares of Retek Common Stock that are subject to outstanding options to purchase shares of Retek Common Stock immediately after the closing of the Initial Public Offering will not exceed a total of [_____________] such shares; and (iv) all conditions to permit any Distribution of the Common Stock held by HNC to HNC's stockholders after the closing of the Initial Public Offering to qualify as a tax-free distribution to HNC, any member of the HNC Group, Retek, and RIS and any member of the Retek Group and HNC's stockholders, to the extent applicable as of the time of the Closing, can be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied thereafter;

        (n) Retek (and/or RIS, as applicable) shall have executed and delivered each of the Ancillary Agreements to which each is a party;

        (o) Retek shall either (i) have set-off, settled and paid all outstanding Retek Intercompany Payables and Retek Intercompany Receivables in accordance with the terms of Section 2.6 or (ii) have executed and delivered to HNC a full recourse promissory note reasonably satisfactory in form and substance to HNC obligating Retek to pay in full to HNC all sums due from Retek to HNC pursuant to Section 2.6 of this Agreement by no later than the second
(2nd) business day after the Closing, and any portion of such sum not paid to HNC by the second (2nd) business day after the Closing shall bear interest at the rate of six percent (6%) per annum until paid to HNC;

        (p) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation in order to assure the successful completion of the Separation and the Initial Public Offering and the other transactions contemplated by this Agreement shall have been taken; and

        (q) This Agreement shall not have been terminated.

    3.4 CONDITION PRECEDENT TO RETEK'S OBLIGATION TO EFFECT THE SEPARATION. Retek shall not be obligated to effect the Separation unless the following condition shall have been satisfied, unless such condition is waived in writing by Retek in its sole discretion:

        (a) HNC shall have executed the Letter Agreement with John Buchanan, Retek's Chief Executive Officer, in the form of Exhibit 6.

                                   ARTICLE IV

                                 INDEMNIFICATION

    4.1 RELEASE OF CLAIMS.

        (a) Release by Retek. Except as provided in Section 4.1(d), effective as of the Closing Date, Retek does hereby, for itself and its Affiliates (other than any member of the HNC Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of Retek or any of its Affiliates (other than any member of the HNC Group) (in each case, in their respective capacities as such), remise, release and forever discharge HNC and each member of the HNC Group, their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of HNC or of any member of the HNC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and the Initial Public Offering.

        (b) Release by RIS. Except as provided in Section 4.1(d), effective as of the Closing Date, RIS does hereby, for itself and its Affiliates (other than any member of the HNC Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of RIS or any of its Affiliates (other than any member of the HNC Group) (in each case, in their respective capacities as such), remise, release and forever discharge HNC and each member of the HNC Group, their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of HNC or of any member of the HNC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and the Initial Public Offering.

        (c) Release by HNC. Except as provided in Section 4.1(d), effective as of the Closing Date, HNC does hereby, for itself and each member of the HNC Group, HNC's successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of HNC or any member of the HNC Group (in each case, in their respective capacities as such), remise, release and forever discharge Retek and RIS, their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of Retek or RIS (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and the Initial Public Offering.

        (d) Exclusions. Nothing contained in Section 4.1(a), 4.1(b) or 4.1(c) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in this Agreement as not to terminate as of the Closing Date, in each case in accordance with its terms. In addition, nothing contained in
Section 4.1(a), 4.1(b) or 4.1(c) shall release any Person from:

               (i) Any Liability provided in or resulting from any agreement between Retek, and/or RIS, on the one hand, and any member of the HNC Group, on the other hand, that is specified in this Agreement as not to terminate as of the Closing Date, including but not limited to the liability and obligation of Retek or HNC, as applicable, to make any payment to the other required to be made by the provisions of Section 2.6;

               (ii) Any Liability, contingent or otherwise, assumed, transferred or assigned to such Person in accordance with this Agreement;

               (iii) Any Liability of any Person under this Agreement (including but not limited to indemnification obligations of such Person under this
        Article IV) or under any Ancillary Agreement;

               (iv) Any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by Retek or RIS from any member of the HNC Group or by any member of the HNC Group from Retek or RIS;

               (v) Any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including but not limited to indemnification or contribution for claims brought against any of the parties by third Persons, which Liability shall be governed by the provisions of this
        Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements; or

               (vi) Any Liability the release of which would result in the release of any Person other than a Person released pursuant to this
        Section 4.1; provided that the parties agree not to bring suit or permit any of their subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 4.1 but for the provision of this clause (vi).

        (e) Covenant Not to Make Claims on Released Matters. Retek shall not make any claim or demand or bring or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against HNC or any member of the HNC Group or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). RIS shall not make any claim or demand or bring or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against HNC or any member of the HNC Group or any other Person released pursuant to
Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b). HNC shall not make, and shall not permit any member of the HNC Group to make, any claim or demand or bring or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Retek or RIS or any other Person released pursuant to Section 4.1(c), with respect to any Liabilities released pursuant to Section 4.1(c).

        (f) Intent. It is the intention of each of HNC, Retek and RIS, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts, omissions and events occurring or failing to occur or alleged to have occurred or failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among Retek or RIS or any of their Affiliates, on the one hand, and HNC or any member of the HNC Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among such Persons on or before the Closing Date), except as expressly set forth in Section 4.1(d). At any time, at the request of any other party, each party shall execute and deliver, confirmations or releases reflecting the provisions hereof.

        (g) Waiver. In connection with the releases granted by the parties hereunder, each of Retek, RIS and HNC, on behalf of itself and each Person for whom it granted a release pursuant to this Section 4.1, hereby expressly waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code and any similar law. Section 1542 of the California Civil Code reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Each of the parties hereto hereby represents and warrants that it has discussed the provisions of Section 1542 of the California Civil Code with its respective counsel and has been advised of the effect of the waiver of the provisions of that Section.

        4.2 INDEMNIFICATION BY RETEK AND RIS. Except as provided in Section 4.5 and except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, Retek and RIS shall indemnify, defend and hold harmless HNC, each member of the HNC Group and each of their respective directors, officers, agents and employees and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "HNC Indemnitees") from and against any and all Liabilities of the HNC Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

        (a) The failure of Retek or any other Person to pay, perform or otherwise promptly discharge any Retek Liability or Retek Contract in accordance with their respective terms, whether prior to or after the Closing Date or the Effective Date hereof;

        (b) The Retek Business, any or all of the Retek Liabilities or any Retek Contract;

        (c) Any breach by Retek or RIS of this Agreement or any of the Ancillary Agreements;

        (d) Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Prospectus; provided, however, that Retek and RIS shall not be liable to any HNC Indemnitee in any such case to the extent (and only to the extent) that any such liability arises out of or relates to any untrue statement or allegedly untrue statement or omission or alleged omission, directly relating to HNC that is contained in the following parts of the Prospectus or the Registration Statement: (i) the first sentence of the fourth paragraph in "Prospectus Summary - Retek Inc.";
(ii) the first sentence of the first paragraph in "Prospectus Summary - Our Relationship with HNC Software Inc."; (iii) the first sentence of the second risk factor in "Risk Factors - Risks Related to Securities Markets and Ownership of Our Common Stock"; (iv) the second paragraph in "Our Separation from HNC - Overview"; (v) the second paragraph and the third sentence of the third paragraph in "Our Separation from HNC - Possible Future Distribution by HNC of our Common Stock"; and (vi) all the information in "Principal Stockholder".

        (e) Any violation by Retek or RIS of (i) the Securities Act, (ii) any other federal law, rule or regulation regarding securities or (iii) any state or other law, rule or regulation regarding securities in connection with the Initial Public Offering or any subsequent offering or transaction involving securities of Retek or RIS; provided however, that neither Retek nor RIS shall be liable to provide indemnification for any Liabilities arising from matters specifically described in the foregoing provisions of this subparagraph (e) that were directly caused by or arose from information regarding an HNC Indemnitee that is contained in a registration statement or prospectus giving rise to such Liabilities if such information was provided by such HNC Indemnitee to Retek or RIS specifically for use in such registration statement or prospectus; and

        (f) Any indemnification or contribution payments made by HNC to any of the Underwriters (including but not limited to Credit Suisse First Boston Corporation) that are paid or payable as a result of any indemnification obligation of HNC or Retek arising under the Underwriting Agreement, that were not paid or satisfied by Retek.

    4.3 INDEMNIFICATION BY HNC. Except as provided in Section 4.5 and except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, HNC shall indemnify, defend and hold harmless Retek and each of its subsidiaries and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Retek Indemnitees") from and against any and all Liabilities of Retek Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

        (a) The failure of HNC or any other member of the HNC Group or any other Person to pay, perform or otherwise promptly discharge any Liability of any member of the HNC Group (other than Retek Liabilities) in accordance with its terms, whether prior to or after the Closing Date or the date hereof;

        (b) Any Liability of any member of the HNC Group other than Retek Liabilities;

        (c) Any breach by HNC or any member of the HNC Group of this Agreement or any of the Ancillary Agreements.

        (d) Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement not misleading to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission directly relates to HNC and is contained in the following parts of the Prospectus or the Registration Statement: (i) the first sentence of the fourth paragraph in "Prospectus Summary - Retek Inc."; (ii) the first sentence of the first paragraph in "Prospectus Summary - Our Relationship with HNC Software Inc."; (iii) the first sentence of the second risk factor in "Risk Factors - Risks Related to Securities Markets and Ownership of Our Common Stock"; (iv) the second paragraph in "Our Separation from HNC - Overview"; (v) the second paragraph and the third sentence of the third paragraph in "Our Separation from HNC - Possible Future Distribution by HNC of our Common Stock"; and (vi) all the information in "Principal Stockholder.

    4.4 NOTICE AND PAYMENT OF CLAIMS. If any HNC Indemnitee or Retek Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification under this Article IV (other than in connection with any Action subject to Section 4.5), then the Indemnified Party shall deliver to the person from whom such indemnification is sought (the "Indemnifying Party"), a written notice (a "Claim Notice") specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within sixty (60) days after its receipt of such written notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the

Indemnified Party as to a mutually agreeable alternative payment schedule) or
(ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with the provisions of Article VII. If the Indemnifying Party does not give such notice within such sixty (60) day period, then the Indemnifying Party shall be deemed to have acknowledged its liability for such claim to the extent that the amount of such liability is specifically set forth in the Claim Notice and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.


    4.5 NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. Promptly following the earlier of (A) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (B) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought by an Indemnified Party pursuant to Article IV of this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Failure of the Indemnified Party to give such written notice as provided in this Section 4.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and attach any documentation received from the claimant (including, if applicable, a copy of any complaint filed against the Indemnified Party) asserting such Third-Party Claim.

        (a) Within thirty (30) days after receipt of such notice, the Indemnifying Party may, by giving written notice thereof to the Indemnified Party, (i) elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds for its objection. Any objection shall be resolved in accordance with the provisions of Article VII. If the Indemnifying Party does not within such thirty (30) day period give the Indemnified Party such notice, then the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim.

        (b) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by counsel employed by the Indemnifying Party and reasonably satisfactory to HNC (in the case of HNC Indemnitees) or Retek (in the case of Retek Indemnitees). The Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; provided that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of HNC (in the case of HNC Indemnitees) or Retek (in the case of Retek Indemnitees), an actual or potential conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim or with regard to a defense thereto, such Indemnified Parties shall have the right to employ one firm of counsel selected by HNC (for HNC Indemnitees) or Retek (for Retek Indemnitees) and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

        (c) If the Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that without the prior written consent of HNC (in the case of HNC Indemnitees) and Retek (in the case of Retek Indemnitees), the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party or its assets, properties or business, other than monetary damages for which the Indemnifying Party shall be fully responsible hereunder and which the Indemnifying Party pays upon execution of the settlement.

        (d) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this Article IV, HNC (in the case of HNC Indemnitees) and Retek (in the case of Retek Indemnitees) may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse HNC or Retek, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses as incurred by HNC (in the case of HNC Indemnitees) and Retek (in the case of Retek Indemnitees) in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to such Third-Party Claim with respect to such Indemnifying Party's indemnification obligations under this Article IV, provided that the Indemnifying Party shall not be liable for any settlement effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

        (e) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) no later than the later of (i) the date on which the Indemnified Party makes any payment in satisfaction (partial or otherwise) of the Third-Party Claim or (ii) the date on which such Indemnifying Party's objection, if any, to its responsibility for indemnification under this Article IV has been resolved pursuant to the provisions of Article VII or by settlement or compromise or the final nonappealable judgment of a court of competent jurisdiction.

    4.6 INSURANCE PROCEEDS. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Liability. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Liability and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Liability as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received in respect of such Liability.

    4.7 CONTRIBUTION. If the indemnification provided for in this Article IV is for any reason unavailable to an Indemnified Party in respect of any Liability arising out of or related to information contained in or omitted from the Registration Statement, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such Liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with the actions or omissions which resulted in such Liability. If the Liability in question arises from statements or omissions that are untrue or are alleged to be untrue, then the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party, on the one hand, or the Indemnified Party, on the other hand; and the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission; but not by reference to any Indemnified Party's stock ownership in Retek. Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    4.8 SUBROGATION. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the first place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim, provided, however, that this right of subrogation shall be construed in such a way so that it does not discharge any insurance carrier for an Indemnifying Party for any obligation under any insurance policy which provides coverage for such Indemnifying Party from any loss asserted or involved in or related to such Third-Party Claim.

    4.9 NO THIRD-PARTY BENEFICIARIES. This Article IV shall inure to the benefit of, and be enforceable by HNC, the HNC Indemnitees, Retek and Retek Indemnitees and their respective successors and permitted assigns. The indemnification provided for by this Article IV shall not inure to the benefit of any other third party or parties, relieve any insurer who would otherwise be obligated to pay any claim of the responsibility to pay such claim or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto. Each party agrees to waive such subrogation rights against the other to the fullest extent permitted.

    4.10 REMEDIES CUMULATIVE. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against an Indemnifying Party. The procedures set forth in this Article IV, however, shall be the exclusive procedures governing any indemnity action brought under this
Article IV or otherwise relating to Liabilities.

    4.11 SURVIVAL OF INDEMNITIES. The rights and obligations of each of HNC and Retek and their respective Indemnitees under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities and shall, without limitation, survive the consummation and closing of the Separation, the Initial Public Offering and (if it should ever occur) the Distribution.

                                    ARTICLE V

                                THE DISTRIBUTION

    5.1 POTENTIAL DISTRIBUTION. HNC currently intends (but HNC has not agreed or committed that), following the consummation of the Initial Public Offering, to complete the Distribution, subject to the satisfaction and fulfillment of several conditions. These conditions would include, but not necessarily be limited to, the following conditions: (a) HNC's receipt of a written ruling from the Internal Revenue Service that the Distribution qualifies for tax-free treatment under Section 355 of the Code such that HNC's stockholders and HNC and its Affiliates will not recognize income for federal income tax purposes as a result of the Distribution, (b) the approval and declaration of the Distribution by HNC's Board of Directors, (c) the absence of any change in economic or market conditions or other circumstances that would cause HNC's Board of Directors to conclude that the Distribution was not in the best interests of HNC and HNC's stockholders, and (d) HNC being able to effect the Distribution in compliance with applicable laws (including but not limited to applicable securities laws and the Delaware General Corporation Law) and HNC's contractual obligations. However, HNC shall not have any obligation or commitment whatsoever so any Person (including but not limited to Retek or RIS or their security holders) to effect or consummate the Distribution. HNC shall, in its sole and absolute discretion, determine when and whether to proceed with all or part of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, HNC may at any time and from time to time until the completion of the Distribution abandon, modify or change any or all of the terms of the Distribution, including without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Retek shall cooperate with HNC in all commercially reasonable respects to accomplish the Distribution (if HNC elects, in its sole and absolute discretion, to effect the Distribution) and shall, at HNC's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of Retek Common Stock on an appropriate registration form or forms to be designated by HNC. HNC shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any other institutions providing services in connection with the Distribution.

    5.2 CERTAIN MATTERS. If HNC elects, in its sole discretion, to effect the Distribution, then from and after the distribution of Retek Common Stock in connection with any transaction(s) included as part of the Distribution and until such Retek Common Stock is duly transferred in accordance with applicable law, Retek shall regard the Persons receiving Retek Common Stock in such transaction(s) as record holders of Retek Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. Retek agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Retek Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Retek Common Stock then held by such holder. HNC shall cooperate, and shall instruct the HNC stock transfer agent to cooperate, with Retek and the Retek stock transfer agent, and Retek shall cooperate, and shall instruct the Retek stock transfer agent to cooperate, with HNC and the HNC Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Retek Common Stock distributed to the holders of HNC Common Stock in connection with any transaction(s) included as part of the Distribution. Following the Distribution, HNC shall promptly, but in no event no later than two (2) business days thereafter, instruct the HNC stock transfer agent to deliver to the Retek stock transfer agent true, correct and complete copies of the stock and transfer records reflecting the holders of HNC Common Stock receiving shares of Retek Common Stock in connection with any transaction(s) included as part of the Distribution.

    5.3  FURTHER ASSURANCES REGARDING THE DISTRIBUTION.

         (a) General. In addition to the actions specifically provided for elsewhere in this Agreement, if HNC elects, in its sole discretion, to effect the Distribution, then Retek shall, at HNC's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. In particular, Retek agrees with HNC that, if in the reasonable opinion of counsel for HNC or for Retek, it is necessary to register HNC's transfer of its shares of Retek stock to HNC's stockholders in the Distribution in order for the Distribution to be effected in compliance with the Securities Act and/or for recipients of shares of Retek stock in the Distribution to be able to immediately effect public resales of such Retek shares in compliance with the Securities Act, then Retek will promptly cooperate with HNC to cause the Distribution to be registered under the Securities Act, provided that HNC's counsel has first consulted with Retek's counsel regarding the necessity of such registration. Without limiting the generality of the foregoing, Retek shall, at HNC's direction, cooperate with HNC, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign Governmental Authority and each self-regulatory body and securities exchange or automated inter-dealer quotation system on which Retek's Common Stock is listed or quoted requested by HNC in order to consummate and make effective the Distribution.

         (b) Assistance. After the Closing Date, Retek and RIS shall cooperate with HNC and shall take such actions as HNC may reasonably request (including without limitation providing all information, preparing and filing all documentation as HNC may reasonably request and, if requested by HNC, participating in any conferences with the Internal Revenue Service to seek a ruling as to whether the Distribution qualifies for tax-free treatment under
Section 355 of the Code such that HNC's stockholders and HNC and its Affiliates will not recognize income for federal income tax purposes as a result of the Distribution to assist HNC in planning or effecting the Distribution and/or in determining whether the Distribution can be effected without recognition of taxable income as aforesaid. If the Internal Revenue Service provides HNC with a favorable ruling that the Distribution will be tax-free under Section 355 of the Code, then after the Closing Date, Retek and RIS shall take such actions and refrain from taking such actions as necessary to insure, as nearly as reasonably possible consistent with the fiduciary duties which

HNC, Retek and RIS owe to stockholders, that the conditions announced in any such ruling to the tax-free nature of the Distribution are satisfied.

         (c) Participation Rights. If HNC elects, in its sole and absolute discretion, to effect the Distribution, then HNC shall keep Retek informed in a timely manner of all material actions taken or proposed to be taken by HNC in connection therewith. HNC shall, reasonably in advance of any submission by HNC to the Internal Revenue Service of any request for a ruling by the Internal Revenue Service as to whether the Distribution qualifies for tax-free treatment under Section 355 of the Code such that HNC's stockholders and HNC and its Affiliates will not recognize income for federal income tax purposes as a result of the Distribution, (A) provide Retek with a draft copy of such ruling request,
(B) reasonably consider Retek's comments on such draft copy, and (C) provide Retek with a final copy of such ruling request submitted to the Internal Revenue Service.

         (d) Capital Stock. Retek shall not issue any shares of its capital stock such that, immediately following such issuance, HNC would be unable to effect the Distribution on a tax-free basis as described in Section 5.1 and in
Section 5.3(b).

    5.4 RETEK BOARD OF DIRECTORS. HNC and Retek shall each take all actions which may be required to elect or otherwise appoint as directors of Retek, effective immediately after the date on which the Distribution occurs, such individuals as may be designated by Retek's Board of Directors (which designation shall be approved by the majority of Retek's directors who are at such time neither officers nor directors of HNC) as additional or substitute members of the Board of Directors of Retek on the date on which the Distribution occurs. HNC shall use its diligent and reasonable efforts to cause those members of Retek's Board of Directors who are HNC's designees pursuant to Section 3.1 of this Agreement or the Corporate Rights Agreement to resign from Retek's Board of Directors as promptly as practicable after the date on which the Distribution occurs.

    5.5  CERTAIN POST-DISTRIBUTION TRANSACTIONS.

         (a) Actions Inconsistent with the Rulings. In the event that stock of Retek (or any successor thereto) is ultimately distributed to any or all of HNC's stockholders pursuant to transactions intended to qualify under Section 355 of the Code, Retek shall not take or fail to take, and shall not permit any Affiliate of Retek to take or fail to take, any action if such act or failure to act would be inconsistent with any representation, covenant, information or condition in any ruling, including for all purposes of this Agreement any supplemental rulings (collectively, the "Rulings") issued by the Internal Revenue Service in connection with the Distribution or in any representation, covenant or any information included in any submission to the Internal Revenue Service in connection with the Rulings (together with the Rulings, the "Rulings and Submissions").

         (b) Liability. Notwithstanding anything to the contrary in this Agreement or the Tax Sharing Agreement, Retek and the Affiliates of Retek (other than HNC or any member of the HNC Group) as of the time immediately following the occurrence of the Distribution shall be jointly and severally liable for, and shall indemnify and hold harmless HNC and each Affiliate of

HNC (other than any member of the Retek Group) from and against, on an After-Tax Basis, any and all Taxes (including interest, penalties and additions to Tax) resulting from the Distribution to the extent such Taxes result in whole or in part from (i) any event or transaction occurring after the Distribution that involves the stock, assets or business of Retek or any of its Affiliates, whether or not such event or transaction is the result of the direct actions of, or within the control of, Retek or any of its Affiliates, (ii) any act or failure to act on the part of Retek or any of its Affiliates after the Distribution, (iii) the breach of any representation, covenant, information or condition regarding Retek or any of its Affiliates included in the Rulings and Submissions or in any Subsequent Ruling (as defined below), or (iv) any actions contemplated by Section 5.5(c) below, regardless of whether HNC consents to such actions pursuant to Section 5.5(d) below.

         (c) Covenants Specific to Distribution Tax Matters. Retek agrees that during the two (2) year period immediately following completion of the Distribution (the "Restriction Period"), Retek and RIS will not, and will not permit any Affiliates of Retek or RIS to:

               (i) sell, exchange, distribute or otherwise transfer or agree to sell, exchange, distribute or transfer, all or a substantial portion of its assets (within the meaning of Rev. Proc. 77-37), or any stock or equity interest in any Affiliate of Retek, in a single transaction or a series of transactions;

               (ii) voluntarily dissolve or liquidate or enter into any merger, consolidation or reorganization transaction;

               (iii) (A)solicit any Person or Persons to make a tender offer for the equity securities of Retek, (B) participate in or support any unsolicited tender offer for the equity securities of Retek or (C) approve any proposed business combination or any transaction which would result in any Person or Persons acquiring directly or indirectly a 50% or greater interest (within the meaning of Section 355(e) of the Code) in Retek;

               (iv) whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clause (iii) above if it is pursuant to an arrangement negotiated (in whole or in part) prior to or subsequent to the Distribution, even if at the time of the Distribution it is subject to various conditions;

               (v) liquidate, dispose of or otherwise discontinue or otherwise fail to maintain the active conduct of the trade or business relied upon in connection with the Rulings and Submissions;

               (vi) sell or otherwise issue to any Person or Persons, or redeem or otherwise acquire from any Person or Persons, any of its outstanding stock (other than stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30) that in the aggregate (including shares issued and sold in the Initial Public Offering) would result in the acquisition of a 50% or greater interest (within the meaning of Section 355(e) of the Code) directly or indirectly by any Person or Persons in Retek;

               (vii) issue any stock or equity interests (except pursuant to the exercise of employee stock options) that in the aggregate (including shares issued and sold in the Initial Public Offering) would result in the acquisition of a 50% or greater interest (within the meaning of Section 355(e) of the Code) directly or indirectly by any Person or Persons in Retek;

               (viii) enter into any agreement for the sale or other disposition of its stock or equity interests;

               (ix) take any action inconsistent with the representations, covenants or information included in the Rulings and Submissions or that would result in the Distribution being Taxable in whole or part to HNC or any of its Affiliates or HNC's stockholders; or

               (x) engage in any agreement, understanding, arrangement or negotiation, directly or indirectly, with any Person or Persons with respect to any of the restricted actions described in clauses (i) through (ix) above.

         If the Internal Revenue Service issues guidance, or Treasury Regulations are issued under Section 355(e) of the Code, the parties hereby agree to meet to review the covenants set forth in this Section 5.5(c) and to consider making appropriate revisions thereto to reflect such guidance and/or Treasury Regulations.

         (d) Exceptions to Covenants. Notwithstanding Section 5.5(c) above, Retek or any Affiliate of Retek may take actions inconsistent with the covenants contained in such Section 5.5(c), if, and only if: (i) HNC expressly consents in writing to such actions, such consent to be given or withheld by HNC in its sole and absolute discretion taking into account solely the preservation of the tax-free status of the Distribution under Section 355 of the Code; or (ii) HNC has obtained a ruling from the Internal Revenue Service, in form and substance reasonably satisfactory to HNC, to the effect that such proposed transaction will not adversely affect the tax-free status of the Distribution under Section 355 of the Code (a "Subsequent Ruling"). Retek agrees that HNC is to have no liability for any Tax to the extent such Tax results from any restricted action or actions of Retek or any Affiliate of Retek that are permitted pursuant to this Section 5.5(d) and Retek agrees to indemnify and hold harmless HNC against any such Tax notwithstanding the giving by HNC of its consent to such restricted action or actions or the receipt by HNC of any Subsequent Ruling.

        (e) Cooperation. HNC shall cooperate with Retek in connection with a request by Retek that HNC seek a Subsequent Ruling; provided, however, that HNC shall have no obligation to seek a Subsequent Ruling if, after consulting with its tax advisors, HNC in good faith believes that (a) it is not reasonably probable that the Internal Revenue Service will rule that the proposed action or transaction by Retek will not adversely affect the tax-free status of the Distribution under Section 355 of the Code; or (b) seeking the Subsequent Ruling may adversely affect or change any prior ruling or determination by the Internal Revenue Service that the Distribution qualifies for tax-free treatment under
Section 355 of the Code. Such cooperation shall include, without limitation, providing any information and/or representations required to enable HNC or its counsel to obtain and maintain any

Subsequent Ruling; provided that HNC's reasonable refusal to give or make a representation will not be deemed to be a failure to cooperate.

        (f) Notice. Until the first day after the Restriction Period, Retek will provide adequate written notice to HNC of any action described in paragraphs (i) through (x) of Section 5.5(c) above, without regard to the exceptions thereto, within a period of time reasonably sufficient to enable HNC (i) to make the determination to give or withhold its consent to such action as referred to in
Section 5.5(d), (ii) to prepare and seek any Subsequent Ruling in connection with such proposed action, or (iii) to seek injunctive relief enjoining such action pursuant to Section 5.6 hereof in a court of competent jurisdiction. Each such notice shall set forth the terms and conditions of the proposed action, including, without limitation, the nature of any related action proposed to be taken by the Board of Directors of Retek, the approximate number of shares of Retek stock (if any) proposed to be sold by Retek or otherwise issued by Retek in such proposed action, if any, the approximate value of Retek's assets (or assets of any of the Retek Subsidiaries) proposed to be transferred in such proposed action, if any, and the proposed timetable for such transaction, all with sufficient particularity to enable HNC to make such determination, to prepare and seek such Subsequent Ruling or to seek such injunctive relief. Promptly, but in any event within thirty (30) days, after HNC receives such written notice from Retek, HNC shall notify Retek in writing of such determination or of HNC's intent to seek (or not to seek) a Subsequent Ruling and the proposed date for the initial submission thereof, which date shall not be more than sixty (60) days after HNC so notifies Retek of its intent to seek such Subsequent Ruling, provided that such 30-day period or 60-day period, as the case may be, shall be appropriately extended for any period of noncompliance by Retek with this Section 5.5(f). Notwithstanding the foregoing, nothing in this Section 5.5(f) is intended to permit Retek to take any action described in paragraphs (i) through (x) of Section 5.5(c) unless such action is taken as permitted strictly in accordance with the provisions of Section 5.5(d).

    5.6 ENFORCEMENT. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the tax-free treatment of the Distribution, injunctive relief is appropriate to prevent any violation by Retek or RIS of the foregoing covenants, provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

                                   ARTICLE VI

                              ACCESS TO INFORMATION

    6.1 PROVISION OF CERTAIN CORPORATE DOCUMENTS. Each of HNC, Retek and RIS shall arrange as soon as practicable following the Closing Date for the provision to the other party of the other party's existing corporate governance documents (e.g. certificate of incorporation, by laws, minute books, stock registers, stock certificates, etc.) in its possession relating to the other party. Each party may make and keep copies of all such documents as it is required to provide to any other party hereunder.

    6.2 ACCESS TO INFORMATION. From and after the Closing Date, each of HNC, Retek and RIS shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations. In particular, for so long as HNC is required to include, incorporate or reflect financial information, financial statements or operating results of Retek and/or any other member of the Retek Group (a) in HNC's financial statements under generally accepted accounting principles and/or (b) in any reports or filings required to be made by HNC under the Securities Act, the Exchange Act or other applicable law, then Retek shall (i) provide HNC in good faith with prompt and full access to such information, including the right to duplicate and retain copies of such information, (ii) cooperate promptly with HNC as necessary to enable HNC to timely prepare and file or make any such financial statements, reports or filings and (iii) provide all time, attention and effort of Retek personnel as may be reasonably requested by HNC to assist HNC in preparing any such financial statements, reports or filings.

    6.3 LITIGATION COOPERATION. Each of HNC, Retek and RIS shall use reasonable efforts to make available to the other(s), upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other in which the requesting party may from time to time be involved.

    6.4 REIMBURSEMENT. Each party providing witnesses under Section 6.3 to the other shall be entitled to receive from the party for whom the witness is provided, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such witnesses.

    6.5 CONFIDENTIALITY. Subject to Section 6.6, each party and each of its subsidiaries shall hold and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all confidential, trade secret or proprietary information (other than any such information relating solely to the business or affairs of such party) concerning the other party (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished, and without breach of any obligation or duty by a third-party concerning confidentiality, (iii) independently generated without reference to any proprietary or confidential information of the other party, or (iv) information that may be disclosed pursuant to any Ancillary Agreement). No party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree to comply with the provisions of this
Section 6.5.

    6.6 PROTECTIVE ARRANGEMENTs. If any party hereto (or any of its subsidiaries) either (a) determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law (including but not limited to disclosure required pursuant to the Code, the Securities Act or the Exchange Act, including the disclosure of financial and other information in filings or reports made under the Securities Act or the Exchange Act) or (b) receives any demand under lawful process or from any Governmental Authority, to disclose or provide information of any other party hereto (or any of its subsidiaries) that is subject to the confidentiality provisions hereof, such party shall (except with respect to filings in reports under the Exchange Act that require such disclosure) notify the other party prior to disclosing or providing such information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

    6.7 MAIL. After the Closing Date, each of HNC, Retek and RIS may receive mail, telegrams, packages and other communications properly belonging to the other. Accordingly, at all times after the Closing Date, each of HNC, Retek and RIS authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously addressed to or intended for the other party or any of the other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. If any party receives mail, telegrams, packages and other communications belonging to another party and unambiguously addressed to or intended for such other party, then the party who receives such material shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 6.7 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to HNC, Retek or RIS, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 6.7 are not intended to and shall not be deemed to constitute an authorization by either HNC, Retek or RIS to permit any of the other to accept service of process on its behalf, and no party is or shall be deemed to be the agent of the other for service of process purposes or for any other purpose.

    6.8 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to the other party's business in accordance with such party's written record retention policy or, if no such policy exists, the past practice of such party. Notwithstanding the foregoing and except as provided in any Ancillary Agreement, any party may destroy or otherwise dispose of any such information at any time upon not less than thirty
(30) days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of; provided, however, that if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such information as was requested at the expense of the requesting party. Except as provided in the Tax Sharing Agreement or otherwise required by law or agreed to in writing, either party shall have the right to destroy or otherwise dispose of any such information at any time after the second anniversary of the Effective Date.

                                   ARTICLE VII

                               DISPUTE RESOLUTION

    7.1 PROCEDURE. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement and shall attempt in good faith to negotiate a settlement of any dispute arising under this Agreement pursuant to the following process:

        (a) Any party having a dispute or claim shall give the other party written notice stating the nature of the dispute in reasonable detail. Within twenty (20) business days after delivery of the notice, the receiving party shall submit to the other a written response also in reasonable detail. Within five (5) business days after delivery of the written response the Chief Financial Officers (or other individual who has authority to settle the controversy and who has direct responsibility for administration of the relationships established pursuant to this Agreement) for each affected party shall meet (in person or by telephone) at a mutually acceptable time and place (including telephonic conference), and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored.

         (b) If such matter has not been resolved within twenty (20) business days of the referral of the dispute to the Chief Financial Officers, then the parties may pursue litigation or, if mutually agreed, alternative dispute resolution mechanisms; provided that a party may earlier pursue litigation if reasonably necessary to prevent or enjoin any breach of this Agreement for which money damages would be an inadequate remedy, or that would alter the status quo or result in injury to such party that cannot readily be compensated for in money damages.

    7.2 SCOPE OF SECTION 7.1. The provisions of Section 7.1 shall apply only to disputes arising under this Agreement (and not to disputes arising under any Ancillary Agreement).

                                  ARTICLE VIII

                                  MISCELLANEOUS

    8.1 TERMINATION. This Agreement may be terminated and the Separation and the Initial Public Offering may be deferred, modified or abandoned at any time prior to the Closing Date by, and in the sole and absolute discretion of, the Board of Directors of HNC without the need for any approval or consent of Retek or RIS. In the event of such termination, no party hereto (or any of its respective directors or officers) shall have any liability to any other party pursuant to this Agreement and the Initial Public Offering shall be discontinued and terminated.

    8.2. EXPENSES. Except for the fees and disbursements related to HNC's counsel, accountants and other advisors, Retek shall pay or cause to be paid all third party expenses relating to the Initial Public Offering or any other primary offering by Retek prior to a Distribution, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto or any other registration statements, (ii) the preparation, printing and delivery to any underwriters of any underwriting agreement, any agreement among underwriters and any other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Retek Common Stock or any other securities of Retek, (iii) the preparation, issuance and delivery of the certificates for the Retek Common Stock or any other securities of Retek to any underwriters or any other purchasers, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Retek Common Stock or any other securities of Retek to any underwriters or any other securities, (iv) the qualification of the Retek Common Stock or any other securities of Retek under the securities laws in accordance with any state (Blue Sky laws), including filing fees and the reasonable fees and disbursements of counsel for any underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (v) the printing and delivery to any underwriters of copies of each preliminary prospectus, any term sheets and of the final prospectus and any amendments or supplements thereto, (vi) the preparation, printing and delivery to any underwriters of copies of the Blue Sky Survey and any supplement thereto, (vii) the fees and expenses of any transfer agent or registrar for the Retek Common Stock or any other securities of Retek, (viii) the filing fees incident to, and the reasonable fees and disbursements of counsel to any underwriters in connection with, the review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Retek Common Stock or any other securities of Retek and (ix) the fees and expenses incurred in connection with the listing of the Retek Common Stock or any other securities of Retek on the Nasdaq Stock Market, any national securities exchange or any national over the counter quotation system.


    8.3 NOTICES. All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

               If to HNC, to:

                      HNC Software Inc.
                      5935 Cornerstone Court West
                      San Diego, California 92121
                      Attn: Chief Financial Officer
                      Telecopy Number:  (858) 452-3220

               If to Retek, to:

                      Retek Inc.
                      Midwest Plaza
                      801 Nicollet Mall, 11th Floor

                      Minneapolis, MN 55402
                      Attn:  President
                      Telecopy Number:  (612) 630-5641

               If to RIS, to:

                      c/o Retek Inc.
                      Midwest Plaza
                      801 Nicollet Mall, 11th Floor
                      Minneapolis, MN 55402
                      Attn:  President
                      Telecopy Number:  (612) 630-5641

        Any party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

    8.4. AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

    8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

    8.6 GOVERNING LAW; JURISDICTION; FORUM. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California, without regard to the conflicts of law rules of such state. Each party hereto expressly submits and consents in advance to the non-exclusive jurisdiction of the State and Federal courts sitting in the City of San Diego, State of California, in any Action between the parties arising under this Agreement or under any Ancillary Agreement, and hereby waives any claim that any such state or federal court is an inconvenient or forum or improper venue.

    8.7 ENTIRE AGREEMENT. This Agreement including the schedules and exhibits hereto, together with the Ancillary Agreements, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreements, the provisions of such Ancillary Agreement shall prevail.

    8.8 PARTIES IN INTEREST. None of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party; provided, however, that the rights and obligations of HNC may be assigned, without the consent of Retek or RIS, pursuant to a merger, exchange, recapitalization or other reorganization to which HNC is a party or by operation of law. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than HNC and Retek, and HNC Indemnitees and Retek Indemnitees under
Article IV hereof.

    8.9 FURTHER ASSURANCES AND CONSENTS. Subject to HNC's rights of termination under Section 8.1, in addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and
(ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any Consents and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such Consents and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business.

    8.10 EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

    8.11 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

    8.12 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first above written.

                                  HNC Software Inc.

                                  By
                                     -------------------------------------------

                                  Name:
                                       -----------------------------------------

                                  Title:
                                        ----------------------------------------

                                  RETEK INC.

                                  By:
                                     -------------------------------------------

                                  Name:
                                       -----------------------------------------

                                  Title:
                                        ----------------------------------------

                                  RETEK INFORMATION SYSTEMS, INC.

                                  By:
                                     -------------------------------------------

                                  Name:
                                       -----------------------------------------

                                  Title:
                                        ----------------------------------------

Attachment:

List of Exhibits
List of Schedules

                    [SIGNATURE PAGE TO SEPARATION AGREEMENT]

                                LIST OF EXHIBITS

Exhibit 1     --     Corporate Rights Agreement

Exhibit 2     --     License Agreement

Exhibit 3     --     Services Agreement

Exhibit 4     --     Stock Contribution Agreement

Exhibit 5     --     Tax Sharing Agreement

Exhibit 6     --     Letter Agreement

                                LIST OF SCHEDULES

Schedule 1.1(a)     --     Retek Contracts

Schedule 2.6        --     Retek Intercompany Payables and Receivables

Schedule 3.1(k)     --     Covered Claims